UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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ASCENDIA BRANDS, INC.

(Name of Registrant As Specified In Its Charter)

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ASCENDIA BRANDS, INC.

100 American Metro Boulevard

Suite 108

Hamilton, New Jersey 08619

INFORMATION STATEMENT NOTICE

To our Stockholders:

Ascendia Brands, Inc. (“Ascendia” or the “Company”) hereby gives notice to the holders of its common stock, par value $.001 per share (the “Common Stock”), Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), and Series B-1 Convertible Preferred Stock, par value $.001 per share (the “Series B-1 Preferred Stock”, and collectively with the Common Stock and the Series B Preferred Stock, the “Capital Stock”), that by written consent on April 20, 2007, in lieu of a meeting of stockholders, the holders of more than a majority of the voting power of our outstanding Capital Stock approved the following actions:

1. The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the authorized number of shares of our Common Stock to one billion (1,000,000,000);

2. The approval of an amendment to the Company’s Certificate of Incorporation to provide that the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting securities of the Company entitled to vote thereon irrespective of Section 242(b)(2) of the Delaware General Corporation Law; and

3. The approval of an amendment to the Company’s Certificate of Incorporation to eliminate the provisions of Article VII thereof.

The stockholder actions by written consent were taken pursuant to Section 228 of the Delaware General Corporation Law, which permits any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting. All necessary corporate approvals in connection with the matters referred to in this Information Statement have been obtained. This Information Statement is being furnished to all stockholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder solely for the purpose of informing stockholders of these corporate actions before they take effect. In accordance with Rule 14c-2 under the Exchange Act, the stockholder consent is expected to become effective twenty (20) calendar days following the mailing of this Information Statement, or as soon thereafter as is reasonably practicable.

This action has been approved by the board of directors of the Company and the holders of more than a majority of the voting power of our outstanding Capital Stock. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By order of the Board of Directors

Joseph A. Falsetti

Chairman of the Board of Directors

August 20, 2007

ASCENDIA BRANDS, INC.

100 American Metro Boulevard

Suite 108

Hamilton, New Jersey 08619

INFORMATION STATEMENT

We are required to deliver this Information Statement to holders of our common stock, par value $.001 per share (the “Common Stock”), Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), and Series B-1 Convertible Preferred Stock, par value $.001 per share (the “Series B-1 Preferred Stock”, and collectively with the Common Stock and the Series B Preferred Stock, the “Capital Stock”), in order to inform them that, in connection with the approval by our board of directors of the matters described below, the holders of more than a majority of the voting power of our outstanding Capital Stock have approved these matters by written consent on April 20, 2007 (the “Written Consent”):

1. The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the authorized number of shares of our Common Stock to one billion (1,000,000,000);

2. The approval of an amendment to the Company’s Certificate of Incorporation to provide that the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting securities of the Company entitled to vote thereon irrespective of Section 242(b)(2) of the Delaware General Corporation Law; and

3. The approval of an amendment to the Company’s Certificate of Incorporation to eliminate the provisions of Article VII thereof.

April 20, 2007 has been fixed as the record date for the determination of stockholders who are entitled to receive this Information Statement. On April 20, 2007, there were 41,779,840 shares of our Common Stock outstanding, 300 shares of our Series B Preferred Stock outstanding and 30 shares of our Series B-1 Preferred Stock outstanding. Each share of Common Stock entitles its holder to one vote, each share of Series B Preferred Stock entitles its holders to 6,666.66 votes, and each share of Series B-1 Preferred Stock entitles its holders to 6,666.66 votes, in each case, on matters submitted to a vote of holders of the Common Stock; provided, however, that for purposes of the approved matters set forth above in paragraphs (1) and (2), only the holders of Common Stock were entitled to vote and the holders of a majority of the outstanding Common Stock approved such matters; provided, further, however, that any holder of the Series B Preferred Stock or Series B-1 Preferred Stock shall not have the right to exercise voting rights with respect to shares of Series B Preferred Stock or Series B-1 Preferred Stock, respectively, to the extent that giving effect to such voting rights would result in such holder’s and its affiliates being deemed to beneficially own more than 9.99% of the aggregate number of shares of our Common Stock outstanding after giving effect to such exercise and accordingly, as of the record date, the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock entitle its holder to an aggregate of 2,200,000 votes.

THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN TO THE HOLDERS OF OUR CAPITAL STOCK ON OR ABOUT AUGUST 20, 2007.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

RECENT EVENTS

On February 9, 2007, the Company issued and sold $86 million of its secured convertible notes (the “Notes”) to Prencen Lending LLC (“Prencen Lending”) and Watershed Capital Partners, L.P. and Watershed Capital Institutional Partners, L.P. (together, “Watershed”) (the “Transaction”). $76 million in aggregate principal amount of the Notes were issued to Prencen Lending in exchange for $76 million in principal amount of the Prior Notes (as defined below) pursuant to a Third Amended and Restated Securities Purchase Agreement (the “Prencen Securities Purchase Agreement”) dated as of February 9, 2007, among the Company, Prencen Lending and Prencen LLC (“Prencen”) and $10 million in aggregate principal amount of the Notes were issued by the Company and sold to Watershed (at a premium to the principal amount of the Notes) pursuant to a Securities Purchase Agreement, dated as of February 9, 2007 among the Company and Watershed (the “Watershed Securities Purchase Agreement” and together with the Prencen Securities Purchase Agreement, the “Securities Purchase Agreements”). The Notes that were issued to Watershed had terms and conditions identical to the Notes issued to Prencen Lending, except for the principal amount thereof. Watershed conditioned its agreement to provide funding pursuant to the Second Lien Credit Agreement (as defined below) upon the purchase by Watershed from the Company of $10 million in Notes. The Company used the proceeds from the sale of the Notes to Watershed to fund, in part, the redemption referred to in the next paragraph.

Pursuant to the Prencen Securities Purchase Agreement, the Company redeemed $15 million in principal amount of the Company’s senior secured convertible notes (the “Prior Notes”), paid $4,372,077 in accrued interest on the Prior Notes and $6,464,000 in redemption fees, in each case in cash, and the remaining $76 million in principal amount of the Prior Notes was surrendered and cancelled in exchange for the $76 million in principal amount of Notes issued pursuant to the Prencen Securities Purchase Agreement. As noted above, Watershed conditioned its agreement to provide the Second Lien Credit Agreement financing upon its purchase of $10 million in principal amount of Notes directly from the Company. The proceeds of such Note issuance to Watershed (including the premium paid by Watershed to the Company for such Notes) were used by the Company, in part, to fund the redemption of $15 million of the Prior Notes pursuant to the Prencen Securities Purchase Agreement. There are no material differences between the terms of the Prior Notes and the Notes although it was necessary to amend the Prior Notes in order to reflect that the Notes would be held by parties that were not affiliated with Prencen.

The cash proceeds received by the Company from the Credit Agreement (as defined below) financing, the Second Lien Credit Agreement financing and the sale of the Notes to Watershed were $80 million, $50 million and $15.714 million, respectively. After (a) the payment of the $92,138,000 cash portion of the purchase price required to be paid in connection with the purchase by the Company and its wholly owned subsidiaries, Ascendia Brands Co., Inc., and Lander Intangibles Corporation, of the Calgon® and the healing garden® brands and certain brand-related assets from Coty Inc. and certain of its affiliates (the “Coty Transaction”), (b) the payment of $10,324,347 in respect of the repayment and termination of the Company’s prior revolving credit facility, (c) the payment to Prencen of $25,836,077 in respect of accrued and unpaid interest on the Prior Notes and in connection with the redemption of $15 million of the Prior Notes as described above, (d) the payment of $3,721,668 in fees to the Company’s first and second lien lenders and (e) the payment of $5,306,427 in fees and expenses with respect to professionals, advisors and title related matters, the Company received $8,387,480 of loan proceeds that were allocated to general corporate purposes.

The Notes are secured by a third lien on substantially all of the Company’s and its domestic subsidiaries’ assets and are guaranteed by all of the Company’s subsidiaries. The Notes mature on December 30, 2016 (subject to certain put and call rights described below) and will accrue interest at the rate of 9% per annum, provided that the interest rate on the Notes is subject to increase to up to 13% upon the occurrence or non-occurrence of certain events. Such events include the failure to obtain by June 30, 2007, at a meeting of the Company’s stockholders, if required, approval of an amendment to the Company’s certificate of incorporation to increase the authorized Common Stock to a number of shares that is no less than such number that would permit the Company to reserve for issuance, as of February 9, 2007, 130% of the maximum number of Conversion Shares (as defined below), Preferred Conversion Shares (as defined below) and Warrant Shares (as defined below). Upon the occurrence and during the continuance of an event of default under the Notes or actions that would constitute an event of default under the Notes following repayment of the senior secured indebtedness, the interest rate on the Notes would increase to 15%. Events of default include, without limitation, failure of the registration statement required by the Registration Rights Agreement (as defined below) to be declared effective by the SEC on or prior to 60 days after the applicable effectiveness deadline, the suspension from trading of the Common Stock for a period of five consecutive trading days, the Company’s failure to pay any amount of principal, interest or other amounts when and as due (or within three business days of the date due under certain circumstances), certain events occur with respect to the Company or its material subsidiaries under bankruptcy laws, a final judgment for the payment of money in excess of $500,000 is rendered against the Company or any of its material subsidiaries under certain circumstances and breaches of covenants relating to the transaction documents. Interest will be capitalized.

Any portion of the balance due under the Notes will be convertible at any time, at the option of the holder(s), into our Common Stock (the “Conversion Shares”) at a price of $0.42 per share (subject to certain anti-dilution adjustments), provided that a holder may not, except in accordance with the terms of the Notes, convert any amounts due under the Notes if and to the extent that, following such a conversion, such holder and its affiliates would collectively beneficially own more than 9.99% of the aggregate number of shares of our Common Stock outstanding following such conversion. In addition, the Company may require the exchange of up to $40 million in principal amount of the Notes then outstanding for shares of a newly created series of convertible preferred stock on terms acceptable to the Company and the holders of a majority in principal amount of the Notes, for a 15% exchange fee, payable in cash, if necessary to maintain the Company’s stockholder equity at the level required pursuant to the continued listing requirements of the American Stock Exchange (the “AMEX”), on which our Common Stock is listed.

At any time after the eighth anniversary of the issuance of the Notes, the Company may at its option redeem, or any holder may require the Company to redeem, all or any portion of the balance outstanding under the Notes at a premium of 7%. The Notes are redeemable by the holder(s) of at least a majority in principal amount of the Notes at any time upon the occurrence of an event of default or by any holder upon a change in control of the Company (as defined in the Notes), at a premium of no less than 25% and 20%, respectively.

The Notes rank pari passu with each other and junior to the Credit Agreement dated as of February 9, 2007, among the Company, its domestic subsidiaries signatory thereto, certain lenders, and Wells Fargo Foothill, Inc. (“WFF”), as arranger and administrative agent (the “Credit Agreement”), and the Second Lien Credit Agreement dated as of February 9, 2007 among the Company, its domestic subsidiaries signatory thereto, the lenders signatory thereto, WFF, as collateral agent, and Watershed Administrative, LLC, as administrative agent (the “Second Lien Credit Agreement”).

At the Closing, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) in favor of Watershed, Prencen and Prencen Lending with respect to the Conversion Shares, the Warrant Shares (as defined in the Registration Rights Agreement), the Preferred Conversion Shares (as defined in the Registration Rights Agreement) and any of our Common Stock currently held or subsequently acquired by Watershed, Prencen or Prencen Lending and certain other shares (the “Registrable Securities”). Under the Registration Rights Agreement, the Company is required to file a registration statement with respect to the Registrable Securities by June 30, 2007 (which date has been changed to September 30, 2007) and to use its best efforts to have such registration statement declared effective not later than 60 days thereafter (or 90 days after the filing deadline if the registration statement is subjected to a full review by the United States Securities and Exchange Commission (the “SEC”)). The Registration Rights Agreement contains certain fees for the failure to comply with such deadlines or to maintain the effectiveness of the registration statement. In addition, Prencen, Prencen Lending and Watershed were granted demand and piggyback registration rights on terms set forth in the Registration Rights Agreement.

On August 2, 2006 the Company issued to Prencen Series A Warrants for 3,053,358 shares of Common Stock at an exercise price of $2.10 per share (the “Series A Warrants”) and Series B Warrants for up to 3,000,000 shares of Common Stock at exercise prices ranging from $1.15 per share to $1.95 per share, based upon a formula set forth in the Series B Warrants and, based upon such formula, subsequently fixed at 2,000,000 shares of Common Stock at an exercise price of $1.35 per share (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”). The Warrants may not, except in accordance with the terms of the Warrants, be exercised if and to the extent that, following such exercise, the holder and all affiliates of the holder would collectively beneficially own more than 9.99% of the aggregate number of shares of the Company’s Common Stock outstanding following such exercise. The Warrant Shares are the shares of the Company’s Common Stock into which the Warrants are exercisable. The issuance of the Warrants and the related transactions were described in an Information Statement that was furnished on September 11, 2006 to all stockholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On December 26, 2006 and December 29, 2006, respectively, the Company issued to Prencen 300 shares of its Series B Convertible Preferred Stock and 30 shares of its Series B-1 Convertible Preferred Stock (collectively, the “Preferred Stock”). Each share of Preferred Stock is convertible into shares of the Company’s Common Stock. The Preferred Stock may not be converted if and to the extent that following such conversion, the holder and all affiliates of the holder would collectively beneficially own more than 9.99% of the aggregate number of shares of the Company’s Common Stock outstanding following such conversion. The Preferred Conversion Shares are the shares of the Company’s Common Stock into which the Preferred Stock is convertible. The issuance of the Preferred Stock and the related transactions were described in an Information Statement that was furnished on August 20, 2007 to all stockholders of the Company pursuant to Section 14(c) of the Exchange Act.

The above description does not purport to be a complete statement of the parties’ rights and obligations under the Notes, the Securities Purchase Agreements, the Registration Rights Agreement, the Credit Agreement and/or the Second Lien Credit Agreement. The issuance of the Notes and the Transaction were described in an Information Statement that was furnished on August 20, 2007 to all stockholders of the Company pursuant to Section 14(c) of the Exchange Act.

Prencen, Prencen Lending and Watershed have acknowledged and agreed that the Conversion Shares will not be issued in an amount in excess of the number of shares that may be permitted under the AMEX rules, until such issuances have been approved by the Company’s stockholders (and, to the extent that the Company’s authorized capital is insufficient to enable the Company to issue Conversion Shares, they have agreed that the Conversion Shares will not be issued in excess of the amount currently reserved for issuance by the Company and available for issuance under the Company’s charter until the approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares to such amount as is necessary to enable the conversion of the Notes into Conversion Shares).

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

Increase in Authorized Shares of Common Stock. In connection with the Transaction and the fact that the Company’s authorized capital is insufficient to enable the Company to issue all of the Conversion Shares, the Company is required to amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock to enable the conversion of the Notes into Conversion Shares.

The Company’s Certificate of Incorporation currently authorizes 225,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of April 20, 2007, the record date for the determination of stockholders who are entitled to receive this Information Statement: (i) there were 41,779,840 shares of our Common Stock issued and outstanding; (ii) there were 78,376,348 shares of our Common Stock were reserved for issuance pursuant to stock option plans and stock option agreements and warrants; (iii) there were 330 shares of the Preferred Stock issued and outstanding, each of which is convertible into 6,666.66 shares of our Common Stock or an aggregate of 2,200,000 shares of our Common Stock; and (iv) the Notes were outstanding, convertible into an aggregate of 204,761,905 shares of our Common Stock; provided, however,that a holder of shares of the Preferred Stock and holders of the Notes may not, except in accordance with the terms thereof, convert any of the shares of Preferred Stock or amounts due under the Notes if and to the extent that, following such a conversion, such holder and its affiliates would collectively beneficially own more than 9.99% of the aggregate number of shares of our Common Stock outstanding following such conversion. Therefore, as of the record date, there were not a sufficient number of shares of Common Stock available in order to permit the conversion of the Notes. Therefore, Prencen Lending and Watershed required, as a condition to the Transaction, that the Company’s Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock.

In addition to the shares of our capital stock that we need to authorize in connection with the Transaction, including those shares of Common Stock that are issuable in connection with any conversion of the Preferred Stock and the Notes, our Board of Directors believes that it is in our best interests that we have the flexibility to issue additional shares of our Common Stock as needs may arise without further stockholder action, unless required by applicable law, regulation, listing requirements or the Company’s charter. We seek to provide this flexibility through management of our authorized shares of capital stock.

Except for the Conversion Shares, the Warrant Shares and the Preferred Conversion Shares, and except for currently outstanding employee stock options and warrants, we currently have no agreements, understandings, or plans for the issuance or use of the additional shares of our preferred stock or Common Stock proposed to be authorized. The availability of the additional shares of our Common Stock will enhance our flexibility in connection with possible future actions, such as corporate mergers, acquisitions of businesses, property or securities, stock dividends, stock splits, financings and other corporate purposes. Our Board of Directors will decide whether, when and on what terms the issuance of shares of our capital stock may be appropriate in connection with any of the foregoing purposes, without the expense and delay of a special meeting of stockholders or an action by written consent and the requisite information statement. All newly authorized shares of our Common Stock would have the same rights as the currently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Holders of our Common Stock do not have preemptive rights to purchase additional shares of our Common Stock and are not entitled to cumulative voting for the election of our Board of Directors.

A.	Dilutive Effect of Additional Common Stock

Any future issuance of our capital stock could have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Generally, the American Stock Exchange limits the amount of shares we can issue without stockholder approval in transactions other than public offerings. However, through public or private offerings, our Board of Directors would have the ability to issue shares of our Common Stock authorized under our Certificate of Incorporation, which could have a further dilutive effect.

Furthermore, future sales of substantial amounts of our Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our Common Stock or limit our ability to raise additional capital.

B.	Possible Anti-Takeover Effects

The increase in our authorized capital stock could be construed as having anti-takeover effects. The availability of a significant amount of authorized but unissued shares of our Common Stock could be used by our Board of Directors to make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Consequently, our Board of Directors could use these additional shares of our Common Stock to create voting or other impediments or to discourage persons seeking to gain control of us. Such shares of our Common Stock also could be privately placed with purchasers favorable to our Board of Directors in opposing such action. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares of our Common Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of us should our Board of Directors consider the action of such entity or person not to be in the best interest of our stockholders.

In addition, the Company’s current Certificate of Incorporation provides our Board of Directors with the authority to issue preferred stock and to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of the Company, discourage bids for the Common Stock at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of our Common Stock.

No Class Vote. Pursuant to the Securities Purchase Agreements, the Company is required to amend its Certificate of Incorporation to provide that the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting securities of the Company entitled to vote thereon. Under Section 242(b)(2) of the Delaware General Corporation Law, any increase or decrease in the aggregate number of authorized shares of any class of capital stock, including the Common Stock, would require approval of the holders of the outstanding shares of such class of capital stock unless the certificate of incorporation provides for an increase or decrease by the affirmative vote of the holders of a majority of the outstanding voting securities entitled to vote thereon irrespective of Section 242(b)(2) of the Delaware General Corporation Law. As a consequence of this amendment, the holders of the Preferred Stock, as well as the holders of any other then outstanding voting securities of the Company, shall have the right to vote in connection with any future increase or decrease in the number of authorized shares of Common Stock. Accordingly, it is possible that holders of a majority of the outstanding shares of Common Stock may vote to approve, or may vote not to approve, a future amendment to the Company’s charter increasing or decreasing the number of authorized shares of Common Stock, and such charter amendment would nevertheless not be approved, or approved, as the case may be, as a consequence of the vote of holders of the outstanding voting capital stock of the Company.

No Cram Down. Pursuant to the Credit Agreement, the Second Lien Credit Agreement and the Securities Purchase Agreements, the Company is required to amend its Certificate of Incorporation to eliminate Article VII thereof which relates to a Delaware court’s ability to order a special meeting of the Company’s creditors if the Company becomes insolvent. In such a meeting, the creditors would vote on a compromise or settlement arrangement between the creditors and the Company. It is inconsistent with current Delaware corporate practice to include such a compromise and settlement provision in a certificate of incorporation. Additionally, there is doubt concerning the constitutionality of whether non-resident creditors can be required to attend or be bound by such a court imposed meeting of creditors. Accordingly, Article VII of the Certificate of Incorporation will be eliminated. The Board of Directors of the Company does not anticipate that the elimination of Article VII will have any affect on the Company’s governance, business, operations or prospects. Article VII of the Company’s charter, which is being eliminated, provides as follows:

ARTICLE VII

BINDING COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

The Written Consent was signed by persons who, as of the execution date, collectively owned approximately 55% of the Company’s Common Stock, namely Dana Holdings, LLC, MarNan, LLC, Franco S. Pettinato, Edward J. Doyle, Brian J. Geiger, Robert Enck, William C. Acheson, John D. Wille, Andrew W. Sheldrick and Paul Taylor. Edward J. Doyle is a director of the Company, and Franco S. Pettinato, John D. Wille and Andrew W. Sheldrick are executive officers. Dana Holdings, LLC is an affiliate of Joseph A. Falsetti, a director and executive officer of the Company. As of the date upon which the Written Consent was signed, each share of Common Stock was entitled to one vote, each share of Series B Preferred Stock was entitled to 6,666.66 votes, and each share of Series B-1 Preferred Stock was entitled to 6,666.66 votes, in each case, on most matters (including the approval of the actions set forth herein), with the consequence that the persons signing the Written Consent collectively accounted for approximately 52% of the aggregate votes entitled to be cast. Notwithstanding the immediately preceding sentence, any holder of the Series B Preferred Stock or Series B-1 Preferred Stock shall not have the right to exercise voting rights with respect to shares of Series B Preferred Stock or Series B-1 Preferred Stock, respectively, to the extent that giving effect to such voting rights would result in such holder’s and its affiliates being deemed to beneficially own more than 9.99% of the aggregate number of shares of our Common Stock outstanding after giving effect to such exercise. (For further information, please refer to the Table of Beneficial Ownership, infra.) No payment was made to any person in consideration of their executing the Written Consent.

The form of the Certificate of Amendment of the Certificate of Incorporation of the Company, the terms of which were approved by our board of directors and the holders of more than a majority of the voting power of our outstanding Capital Stock, is attached hereto as Exhibit A.

Stockholder approval is required for the amendments to the Company’s charter set forth above. As discussed above, we have obtained stockholder approval by written consent and the Written Consent will become effective on the twentieth (20th) day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as is reasonably practicable. Copies of the forms of Written Consent executed in connection with the stockholder approval are attached hereto as Exhibit B.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Under the Delaware General Corporation Law, our stockholders are not entitled to any dissenters’ rights or appraisal of their shares of Common Stock in connection with the approval of the actions described in this Information Statement.

NO ACTION IS REQUIRED

No other votes are necessary or required. This Information Statement is first being mailed or given to stockholders on or about August 20, 2007. In accordance with the Exchange Act, the Written Consent and the approval of the matters described in the Written Consent and this Information Statement will become effective twenty (20) calendar days following the mailing of this Information Statement, or as soon thereafter as is reasonably practicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, April 20, 2007, the Company’s directors, executive officers and principal stockholders beneficially own, directly or indirectly, in the aggregate, approximately 62.2% of its outstanding Common Stock, 100% of the Series B Preferred Stock and 100% of the Series B-1 Preferred Stock. Each share of Common Stock entitles its holder to one vote and, to the extent permitted to vote, each share of Series B Preferred Stock and each share of Series B-1 Preferred Stock entitles its holders to 6,666.66 votes, in each case on most matters submitted to a vote of holders of the Common Stock. These stockholders have significant influence over the Company’s business affairs, with the ability to control matters requiring approval by the Company’s stockholders, including the Written Consent set forth in this Information Statement.

The following table sets forth certain information as of April 20, 2007, with respect to the beneficial ownership of shares of our Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock by (i) each person known by us to beneficially own more than five percent (5%) of the outstanding shares of our Common Stock, Series B Preferred Stock or Series B-1 Preferred Stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our executive officers and directors as a group.

As of April 20, 2007, there were 41,779,840 shares of our Common Stock outstanding, 300 shares of our Series B Preferred Stock outstanding and 30 shares of our Series B-1 Preferred Stock outstanding. Beneficial ownership has been calculated and presented in accordance with Rule 13d-3 of the Exchange Act and, as such, the numbers below are not presented on a fully diluted basis.

Unless otherwise indicated below, (i) each stockholder has sole voting and investment power with respect to the shares shown; and (ii) the address for the stockholder is c/o Ascendia Brands, Inc., 100 American Metro Boulevard, Suite 108, Hamilton, New Jersey 08619.

Name and Address of Beneficial Owner	Shares of Series B and B-1 Pref. Stock	Percentage of Series B and B-1 Pref. Stock	Shares of Common Stock	Percentage of Common Stock	Percentage of Voting Power(1)
Dana Holdings, LLC(2)	-0-	-0-	9,083,457	21.74%	20.65%
MarNan, LLC(3)	-0-	-0-	7,948,022	19.02%	18.07%
Prencen LLC and Prencen Lending LLC 623 Fifth Avenue 32nd Floor New York, NY 10022	330	100.0%	4,512,465(4)	9.99%	9.99%
Watershed Capital Partners, L.P. and Watershed Capital Institutional Partners, L.P. c/o Watershed Asset Management, L.L.C. One Maritime Plaza Suite 1525 San Francisco, CA 94111	-0-	-0-	4,637,047(5)	9.99%	9.99%
Coty Inc. 2 Park Avenue New York, NY 10016	-0-	-0-	5,021,299	12.02%	11.42%
Edward J. Doyle 316 Perry Cabin Drive St. Michael’s, MD 21663	-0-	-0-	1,403,426	3.36%	3.19%
Robert Picow	-0-	-0-	196,049(6)	*	*
Kenneth D. Taylor 1775 York Avenue Apt. 29 H New York, NY 10128	-0-	-0-	100,000	*	*
Robert F. Connolly PO Box 9560 Longboat Key, FL 34228	-0-	-0-	-0-	-0-	-0-
Michael J. Gross 623 Fifth Avenue 32nd Floor New York, NY 10022	-0-	-0-	-0-	-0-	-0-
Francis Ziegler 100 Roebling Road Bernardsville, NJ 07924	-0-	-0-	100,000	*	*
Joseph A. Falsetti	-0-	-0-	-0-(2)	-0-	-0-
Stephen R. Scheyer	-0-	-0-	-0-	-0-	-0-
Drew Collom	-0-	-0-	-0-	-0-	-0-
John D. Wille	-0-	-0-	295,833(7)	*	*
Franco S. Pettinato	-0-	-0-	1,493,426(8)	3.56%	3.40%
R. Elizabeth Houlihan	-0-	-0-	187,500(9)	*	*
Andrew W. Sheldrick	-0-	-0-	241,667(10)	*	*
All executive officers and directors as a group (13 persons)	-0-	-0-	4,017,901(11)	9.59%	9.14%

*	Less than one percent

(1)

This column reflects the relative voting power of the shares of the Company’s Capital Stock listed in the table with respect to matters voted upon by the holders of the Company’s Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock as a single class. To the extent permitted to vote, each share of Series B Preferred Stock and Series B-1 Preferred Stock is entitled to 6,666.66 votes on most matters. For purposes of this table, holders of the Notes are deemed to be able to vote the shares of Common Stock that they beneficially own through their ownership of the Notes, even though ownership of the Notes does not entitle the holders of the Notes to vote on matters submitted to the holders of the shares of Common Stock.

(2)

Joseph A. Falsetti, the President and Chief Executive Officer of the Company, owns a 50% percentage interest in, and is the sole manager and sole executive officer of, Dana Holdings, LLC. Mr. Falsetti disclaims beneficial ownership of the shares of Common Stock that are beneficially owned by Dana Holdings, LLC.

(3)	Mark I. Massad is the sole manager and sole executive officer of MarNan, LLC. Mr. Massad disclaims beneficial ownership of the shares of Common Stock that are beneficially owned by MarNan, LLC.

(4)

In connection with the Transaction, Prencen Lending acquired a Note in the principal amount of $76,000,000 that is convertible into shares of the Common Stock of the Company, provided that such securities and the warrants, preferred stock and other securities previously acquired by Prencen and Prencen Lending may not be converted into nor exercised for shares of Common Stock to the extent that after giving effect to such conversion or exercise the holder, together with such holder’s affiliates, would beneficially own in excess of 9.99% of the shares outstanding immediately after giving effect to the exercise or conversion. The beneficial ownership set forth in the above table assumes the conversion of such securities corresponding to 3,389,983 shares of Common Stock, together with the 1,122,482 shares of Common Stock directly owned, equal to 9.99% of the total outstanding shares of Common Stock after such conversion. If the blockers were not in place for all of the convertible or exercisable securities held by Prencen Lending and Prencen, the Note held by Prencen Lending would be initially convertible into 180,952,380 shares of Common Stock, the Series B Preferred Stock held by Prencen would be initially convertible into 2,000,000 shares of Common Stock, the Series B-1 Preferred Stock held by Prencen would be initially convertible into 200,000 shares of Common Stock and the warrants held by Prencen would be exercisable for up to 5,053,358 shares of Common Stock. Prentice Capital Management, L.P. has investment and voting power with respect to the securities held by Prencen and Prencen Lending. Mr. Michael Zimmerman controls Prentice Capital Management, L.P. Each of Prentice Capital Management, L.P. and Mr. Zimmerman disclaims beneficial ownership of any of these securities.

(5)

In connection with the Transaction, Watershed Capital Partners, L.P. (“WCP”) and Watershed Capital Institutional Partners, L.P. (“WCIP”) acquired Notes in the aggregate principal amount of $2,084,568 and $7,915,432, respectively, that are convertible into shares of Common Stock at a conversion price of $0.42, provided that such securities may not be converted into shares of Common Stock to the extent that after giving effect to such conversion the holder, together with such holder’s affiliates, would beneficially own in excess of 9.99% of the shares outstanding immediately after giving effect to the conversion. If the blocker were not in place, the Notes held by WCP and WCIP would be initially convertible into 4,963,257 and 18,846,267 shares, respectively, of Common Stock. WS Partners, L.L.C., as general partner to Watershed, may be deemed to be the beneficial owner of all such Notes and shares beneficially owned by Watershed. Watershed Asset Management, L.L.C., as investment adviser to Watershed, may be deemed to be the beneficial owner of all such Notes and shares beneficially owned by Watershed. Meridee A. Moore, as the Senior Managing Member of both WS Partners, L.L.C. and Watershed Asset Management, L.L.C., may be deemed to be the beneficial owner of all such Notes and shares beneficially owned by Watershed. Each of WS Partners, L.L.C., Watershed Asset Management, L.L.C. and Meridee A. Moore disclaims any beneficial ownership of any such Notes and shares.

(6)	Includes options to purchase 8,334 shares of Common Stock.

(7)	Includes options to purchase 220,833 shares of Common Stock

(8)	Includes options to purchase 190,000 shares of Common Stock

(9)	Includes options to purchase 187,500 shares of Common Stock

(10)	Includes options to purchase 166,667 shares of Common Stock

(11)	Includes options to purchase 773,334 shares of Common Stock

BROKERS, CUSTODIANS, ETC.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

SELECTED HISTORICAL CONSOLIDATED AND/OR COMBINED FINANCIAL DATA OF ASCENDIA BRANDS, INC.

The following selected combined and/or consolidated financial information of Ascendia Brands, Inc. and its subsidiaries for the years ended February 28, 2007, 2006 and 2005 has been derived from the audited historical financial statements included in the Annual Report on Form 10-K for the Fiscal Year Ended February 28, 2007 that was filed by the Company with the SEC on July 16, 2007, a copy of which has been delivered with this Information Statement. The following selected combined and/or consolidated financial information for the period from April 25, 2003 (inception) to February 29, 2004 has been derived from the audited historical financial statements included in Amendment No. 1 to the Annual Report on Form 10-K/A for the Fiscal Year Ended February 28, 2006 that was filed by the Company with the SEC on June 25, 2007. The following selected consolidated financial information for the period ended May 26, 2007 has been derived from the unaudited financial statements included in the Quarterly Report on Form 10-Q for the Fiscal Quarter ended May 26, 2007 that was filed by the Company with the SEC on July 24, 2007, a copy of which has been delivered with this Information Statement.

	For the period		(Restated)		13 Weeks Ended
	from 4/25/2003	Year ended	Year ended	Year ended	(Restated)
	(inception) to	2/28/2005	2/28/2006	2/28/2007	5/27/2006	5/26/2007
($000’s) except per share amounts	2/29/2004 (1)	(1) (3)	(1) (2) (3)	(1) (3) (4) (5)	(1)	(4) (5)
Operating Data:
Net sales	$55,046	$69,861	$79,518	$99,642	$24,847	$41,951
Gross profit	6,803	7,491	5,260	15,165	4,654	12,386
Income (loss) from operations	(1,195)	(2,756)	(8,843)	(10,688)	623	167
Net loss from continuing operations	(1,719)	(3,989)	(11,373)	(80,273)	(2,888)	(6,233)
Net loss from discontinued operations	-	-	(37,540)	(23,330)	(656)	(286)
Net loss	(1,719)	(3,989)	(48,913)	(103,603)	(3,544)	(6,519)
Loss from continuing operations per common share	N/A	N/A	(0.74)	(5.75)	(0.22)	(0.15)
Loss from discontinued operations per common share	N/A	N/A	(2.72)	(1.65)	(0.05)	(0.01)
Net loss per common share	N/A	N/A	(3.46)	(7.40)	(0.27)	(0.16)
Balance Sheet Data (as of the period end):
Total assets	$24,461	$24,036	$102,946	$216,895	$101,904	$212,265
Current portion of long-term debt	8,203	8,930	32	2000	21	2,000
Long-term debt, less current portion	7,608	6,875	80,000	271,317	81,713	274,732
Other long-term obligations	673	673	967	668	874	691
Stockholders’ equity (deficit)/members’ (loss)	(1,815)	(5,830)	8,869	(77,138)	5,419	(83,415)
Cash dividends declared per common share	0	0	0	0	0	0

(1) On May 20, 2005, Hermes Holding Company, Inc., a wholly owned subsidiary of Cenuco, Inc., merged with Hermes Acquisition Company I, LLC (“HACI”) (the “Merger”). As a consequence of the Merger, HACI, together with its wholly owned subsidiaries, became wholly owned subsidiaries of Cenuco, Inc. For financial statement purposes, the Merger was treated as a recapitalization of HACI followed by the reverse acquisition of Cenuco, Inc. by HACI. Accordingly the financial position and results of operations of HACI and its predecessor entities are presented above for periods prior to the Merger and the financial position and results of operations of Cenuco have been included thereafter. The Company’s name was subsequently changed to Ascendia Brands, Inc. on May 9, 2006.

(2) On November 16, 2005, the Company acquired certain brands and brand related assets from Playtex, Inc. for approximately $58.0 million. Sales and expenses of the acquired Playtex products and amortization of related acquired intangible assets are reflected above from that date forward.

(3) In February 2007, the Company committed to the sale of its wireless subsidiary and as a result this operation has been presented as a discontinued operation. Subsequent to year end, the Company made a determination that a sale was no longer likely and decided to liquidate the wireless operation. The total loss from discontinued operations was $23.3 million and $37.5 million, respectively, for the years ended February 28, 2007 and 2006. There was no loss from discontinued operations for the year ended February 28, 2005 or for the period from April 25, 2003 (inception) to February 29, 2004. For the year ended February 28, 2007, the loss from discontinued operations consisted of the write-off of goodwill of $14.6 million, the write-off of the carrying value of net assets of $5.4 million (primarily software technology) and the loss from operations of $3.3 million. For the year ended February 28, 2006, loss from discontinued operations consisted of the write-off of goodwill of $35.1 million and the loss from operations of $2.4 million.

(4) In August 2006, the Company completed the issuance of secured notes with a beneficial conversion option and other embedded derivatives As a result of this financing arrangement, a compound derivative was identified and bifurcated and the related liability recorded as required under FASB No. 133 and EITF 00-19. This resulted in a $6.8 million loss being recorded in interest and other expense on August 2, 2006. The value of the compound derivative liability was adjusted as of August 26, 2006, resulting in a reduction of interest and other expense for the period between August 2 and August 26, 2006 of $11.2 million.

(5) On February 9, 2007, the Company acquired the Calgon and the healing garden brands and brand related assets from Coty Inc. and certain of its affiliates. Sales and expenses of the acquired Coty products and amortization of related intangible assets are reflected from that date forward.

INCORPORATION BY REFERENCE

The SEC allows us to provide information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose important information about us to you by referring in this Information Statement to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this Information Statement is automatically updated and superseded by any information contained in this Information Statement, or in any subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.

We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the Fiscal Year ended February 28, 2007 filed with the SEC on July 16, 2007
•	Quarterly Report on Form 10-Q for the Fiscal Quarter ended May 26, 2007 filed with the SEC on July 24, 2007

We are delivering with this Information Statement a copy of our Annual Report on Form 10-K for the Fiscal Year ended February 28, 2007, filed with the SEC on July 16, 2007, and the Quarterly Report on Form 10-Q for the Fiscal Quarter ended May 26, 2007, filed with the SEC on July 24, 2007. Upon request, we will provide copies of the exhibits to the Annual Report on Form 10-K for the Fiscal Year ended February 28, 2007 at no additional cost. All requests for copies should be directed to our Corporate Secretary, Ascendia Brands, Inc., 100 American Metro Boulevard, Suite 108, Hamilton, New Jersey 08619. You should rely only on the information incorporated by reference or provided in this Information Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of such documents.

By order of the Board of Directors

Joseph A. Falsetti

Chairman of the Board of Directors

August 20, 2007

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASCENDIA BRANDS, INC.

Ascendia Brands, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST:                The name of the Corporation is Ascendia Brands, Inc.

SECOND:          The Corporation’s original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on April 19, 1988.

THIRD:              The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

(a)           the first paragraph of Article IV is deleted in its entirety and replaced with the following:

“The total number of shares of stock that the Corporation shall have the authority to issue is One Billion (1,000,000,000) shares of Common Stock with a par value of $.001 per share and One Million (1,000,000) shares of Preferred Stock with a par value of $.001 per share. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting securities of the Corporation entitled to vote thereon irrespective of Section 242(b)(2) of the Delaware General Corporation Law.”

(b)	Article VII is deleted in its entirety and replaced with the following:

“ARTICLE VII

[INTENTIONALLY OMITTED]”

A-1

FOURTH:            The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this ____ day of September, 2007.

ASCENDIA BRANDS, INC.

By:	___________________________
[Name]
[Title]

A-2

EXHIBIT B

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS

OF

ASCENDIA BRANDS, INC.

The undersigned, being the holders of a majority of the outstanding shares of capital stock of Ascendia Brands, Inc., a Delaware corporation (the “Corporation”), acting by written consent without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware, hereby consent to the adoption of the following resolutions:

WHEREAS, the Board of Directors of the Corporation has approved and authorized the Corporation to amend the Amended and Restated Certificate of Incorporation of the Corporation;

NOW, THEREFORE, BE IT:

RESOLVED, that the amendment of the Amended and Restated Certificate of Incorporation of the Corporation, substantially in the form attached hereto as Exhibit A (the “Amendment”), be, and the same hereby is, approved, ratified and confirmed in all respects; and be it further

RESOLVED, that the authorized officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take or cause to be taken all such further actions to execute and file the Amendment and to execute and deliver or cause to be executed and delivered all such further agreements, documents, instruments, notes, reports, certificates and undertakings, and to incur and pay all such fees and expenses as in their judgment shall be necessary or advisable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and all such acts of such officers taken pursuant to the authority granted herein, or having occurred prior to the date hereof in order to effect such transactions, are hereby approved, adopted, ratified and confirmed in all respects; and be it further

RESOLVED, that for purposes of each of the foregoing resolutions, the authorized officers of the Corporation shall be the President and Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer and the Secretary.

This written consent may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Telecopied signatures on this written consent shall be valid and effective for all purposes.

[Remainder of this page intentionally left blank]

B-1

IN WITNESS WHEREOF, the undersigned has duly executed this Written Consent as of the 20th day of April, 2007.

DANA HOLDINGS, LLC

By: /s/ Joseph A. Falsetti

Name: Joseph A. Falsetti

Title: Manager

MARNAN, LLC

By: /s/ Mark I. Massad

Name: Mark I. Massad

Title: Manager

/s/ Franco S. Pettinato

Franco S. Pettinato

/s/ Paul Taylor

Paul Taylor

/s/ Edward J. Doyle

Edward J. Doyle

/s/ Robert Picow

Robert Picow

/s/ Francis G. Ziegler

Francis G. Ziegler

/s/ William C. Acheson

William C. Acheson

/s/ Andres W. Sheldrick

Andrew W. Sheldrick

/s/ John D. Wille

John D. Wille

/s/ Robert Enck

Robert Enck

/s/ Brian Geiger

Brian Geiger

B-2